UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2023

DISTRIBUTION SOLUTIONS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10546	36-2229304
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8770 W. Bryn Mawr Ave., Suite 900, Chicago, Illinois	60631
(Address of principal executive offices)	(Zip Code)

(773) 304-5050

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $1.00 par value	DSGR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 27, 2023, Lawson Products, Inc., an Illinois corporation (the “Company”), a wholly-owned subsidiary of Distribution Solutions Group, Inc., a Delaware corporation (the “Registrant”), entered into an Employment Agreement with Ronald J. Knutson to serve as the Executive Vice President and Chief Financial Officer of the Registrant and the Executive Vice President and Chief Financial Officer of the Company. Pursuant to the Employment Agreement, Mr. Knutson is entitled to receive a base salary of $435,000 per annum. The base salary may be increased by the Compensation Committee of the Registrant’s Board of Directors. Mr. Knutson will be employed on an “at will” basis, and his employment may be terminated at any time at the option of the Company or Mr. Knutson, on the terms and subject to the conditions set forth in the Employment Agreement. Mr. Knutson will also be eligible for additional performance based compensation, at an annual target payout level of no less than 80% of his base salary, based upon his ability to meet or exceed the targeted expectations applicable to his position, as the Committee determines and in accordance with and subject to the terms of any applicable performance based compensation plan or program.

If Mr. Knutson’s employment is terminated by the Company for Cause (as defined in the Employment Agreement) or by Mr. Knutson voluntarily (other than for Good Reason (as defined in the Employment Agreement)), Mr. Knutson shall be entitled to receive Accrued Compensation (as defined in the Employment Agreement).

If Mr. Knutson’s employment is terminated by the Company without Cause, or if Mr. Knutson’s employment is terminated due to his death or Disability (as defined in the Employment Agreement) or by Mr. Knutson for Good Reason, Mr. Knutson will be entitled to receive (A) Accrued Compensation, (B) an amount equal to two years’ of Mr. Knutson’s then current base salary, payable monthly over a period of two years, and (C) continued health plan coverage for Mr. Knutson and his spouse and dependents during the Severance Period (as defined in the Employment Agreement), at their cost.

The receipt of the termination benefits described above in the case of a termination of Mr. Knutson’s employment by the Company without Cause or by Mr. Knutson for Good Reason, other than Accrued Compensation, is conditioned upon Mr. Knutson’s execution and delivery of a release in the form specified by the Employment Agreement. Mr. Knutson is subject to non-compete and non-solicitation obligations for a period of eighteen months following the date of his termination of employment.

In addition to the foregoing, the Employment Agreement for Mr. Knutson provides that Mr. Knutson shall be entitled to a grant of 10,000 Restricted Stock Units, which will vest in 20% installments on each of January 27, 2024, April 1, 2024, April 1, 2025, April 1, 2026, and April 1, 2027, respectively, subject in all respects to the terms and conditions of the applicable RSU Award Agreement and the Distribution Solutions Group, Inc. Equity Compensation Plan (as amended and restated effective October 17, 2022, as amended November 10, 2022, and as the same may be further amended from time to time, the “Equity Compensation Plan”). Mr. Knutson will also be entitled to a grant of 123,000 Options to acquire shares of Common Stock of the Registrant at the following exercise prices: (A) 48,000 Options with an exercise price of $55.00 per share; (B) 15,000 Options with an exercise price of $80.00 per share; (C) 30,000 Options with an exercise price of $110.00 per share; and (D) 30,000 Options with an exercise price of $140.00 per share. Each of the four tranches of Options will vest in 20% installments on each of January 27, 2024, April 1, 2024, April 1, 2025, April 1, 2026, and April 1, 2027, respectively, subject in all respects to the terms and conditions of the applicable Option Award Agreement and the Equity Compensation Plan. Subject to the terms of the Option Award Agreement, the Options will expire on the 10-year anniversary of the grant date.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is attached to this Current Report as Exhibit 10.1 and hereby incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

10.1	Employment Agreement, dated as of January 27, 2023, by and between Lawson Products, Inc., an Illinois corporation, and Ronald J. Knutson.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISTRIBUTION SOLUTIONS GROUP, INC.
(Registrant)

Date: January 31, 2023	By:	/s/ Richard D. Pufpaf
	Name:	Richard D. Pufpaf
	Title:	Senior Vice President, Secretary, General Counsel and Chief Compliance Officer